Offshore Logistics, Inc.

224 Rue De Jean – 70508
Post Office Box 5C
Lafayette, Louisiana 70505
Tel: (337) 233-1221
Fax: (337) 235-6678

PRESS RELEASE

OFFSHORE LOGISTICS, INC. DELAYS FILING OF FORM 10-Q

LAFAYETTE, LOUISIANA (February 10, 2005) – Offshore Logistics, Inc. (NYSE:OLG) announced today that it did not timely file its Quarterly Report on Form 10-Q for the quarter ended December 31, 2004. The Audit Committee of the Board of Directors has engaged outside counsel to undertake an internal review of certain payments made in a country in which certain of the Company’s affiliated entities operate.

Based on the results of the review to date, the Company does not believe that its previously reported financial results, including the results announced on February 3, 2005, will be materially impacted.

The Company does not anticipate that it will be able to file its Form 10-Q until sufficient additional work on the review is completed, including an expanded review to cover operations in other countries. At this time, the Company cannot reasonably estimate how long the filing of its Form 10-Q will be delayed.

There can be no assurance that administrative, civil injunctive or criminal proceedings involving the Company and/or current or former Company employees will not be instituted or that fines and other penalties, remedies and sanctions will not be imposed. Moreover, it is possible that certain of the Company’s business operations could be negatively impacted depending upon the results of the internal review and related matters.

Offshore Logistics, Inc. is a major provider of helicopter transportation services to the oil and gas industry worldwide. Through its subsidiaries, affiliates and joint ventures, the Company provides transportation services in most oil and gas producing regions including the United States Gulf of Mexico and Alaska, the North Sea, Africa, Mexico, South America, Australia, Egypt and the Far East. Additionally, the Company is a leading provider of production management services for oil and gas production facilities in the Gulf of Mexico. The Company’s Common Stock is traded on the New York Stock Exchange under the symbol OLG.

Statements contained in this press release that state the Company’s or management’s intentions, hopes, beliefs, expectations or predictions of the future are forward-looking statements. It is important to note that the Company’s actual results could differ materially from those projected in such forward-looking statements. Factors that could cause actual results to differ materially from those in the forward-looking statements contained in this press release include, without limitation, that the results of such investigation or its effect on previously reported financial results may differ from current expectations. Additional information concerning factors that could cause actual results to differ materially from those in the forward-looking statements is contained from time to time in the Company’s SEC filings, including but not limited to the Company’s report on Form 10-K for the year ended March 31, 2004 and the Company’s report on Form 10-Q for the quarters ended June 30, 2004 and September 30, 2004. Offshore Logistics, Inc. disclaims any intention or obligation to revise any forward-looking statements, including financial estimates, whether as a result of new information, future events, or otherwise.

Investor Relations Contact:
H. Eddy Dupuis
Phone: (337) 233-1221
Fax: (337) 235-6678
investorrelations@olog.com